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                                                                    EXHIBIT 99.1

(IASIS HEALTHCARE(R) LOGO)

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
CONTACTS:
FOR IASIS HEALTHCARE (MEDIA CONTACT):              FOR TEXAS PACIFIC GROUP:             FOR JLL PARTNERS:
Tomi Galin                                         Owen Blicksilver                     Steven Lipin/Lekha Rao
Vice President, Corporate Communications           Owen Blicksilver PR, Inc.            212-333-3810
615-467-1255                                       516-742-5950

FOR IASIS HEALTHCARE (INVESTOR CONTACT):
W. Carl Whitmer
Chief Financial Officer
615-844-2747
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                  INVESTORS LED BY TEXAS PACIFIC GROUP COMPLETE
                   ACQUISITION OF IASIS HEALTHCARE CORPORATION

FRANKLIN, Tennessee (June 22, 2004) -- IASIS Healthcare(R) Corporation today announced that an investor group led by Texas Pacific Group (TPG) has acquired IASIS Healthcare in a transaction valued at approximately $1.4 billion. IASIS, which was formed by JLL Partners and other investors in 1999, owns and operates acute care hospitals and other healthcare facilities in high-growth urban and suburban markets. In connection with the transaction, an affiliate of JLL Partners, management and certain other existing investors in IASIS participated as part of the TPG-led group.

"We are excited about working with this excellent management team to further build upon the impressive record of growth and high quality patient care at IASIS," said Jonathan Coslet, partner, TPG.

IASIS Healthcare Chairman and Chief Executive Officer David White said, "We look forward to advancing the strong partnership we have created with TPG to position IASIS for future growth and continued success."

The investor group financed the transaction with equity, along with a $425 million term loan under the Company's amended senior secured bank credit facilities and the private placement of $475 million aggregate principal amount of 8-3/4% Senior Subordinated Notes due 2014. In connection with the transaction, IASIS repurchased substantially all of its 13% Senior Subordinated Notes due 2009 ($230 million principal amount) and all of its 8-1/2% Senior Subordinated Notes due 2009 ($100 million principal amount). The Company's amended senior secured bank credit facilities include a revolving credit facility of $250 million, which was not drawn at closing.



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Investors Led By Texas Pacific Group Complete
   Acquisition of IASIS Healthcare Corporation
Page 2
June 22, 2004


Lehman Brothers Inc. and Merrill Lynch & Co. advised TPG in connection with the transaction. Goldman, Sachs & Co. and Banc of America Securities LLC advised the Company.

ABOUT TEXAS PACIFIC GROUP
Texas Pacific Group, founded in 1993 and based in Fort Worth, TX, San Francisco, CA, and London, is a private investment partnership managing over $13 billion in assets. TPG seeks to invest in world-class franchises across a range of industries, including significant investments in healthcare companies (Oxford Health Plans, Quintiles Transnational), leading retailers (Petco, J.Crew, Debenhams - UK), branded consumer franchises (Burger King, Del Monte, Ducati), technology companies (ON Semiconductor, MEMC, Seagate), and airlines (Continental, America West).

ABOUT JLL PARTNERS
Established in 1988, JLL Partners is a private equity firm focused on partnering with exceptional management teams to create equity value by improving and growing fundamentally good companies with strong business franchises. The firm has invested approximately $2 billion in 15 core portfolio companies, which in turn have made more than 50 strategic add-on acquisitions subsequent to JLL's investment.

ABOUT IASIS HEALTHCARE(R) CORPORATION
IASIS Healthcare(R) Corporation, located in Franklin, Tennessee, is a leading owner and operator of medium-sized acute care hospitals in high-growth urban and suburban markets. The Company operates its hospitals with a strong community focus by offering and developing healthcare services to meet the needs of the markets it serves, promoting strong relationships with physicians and working with local managed care plans. IASIS Healthcare(R) owns or leases 15 acute care hospitals with a total of 2,257 beds in service, and has total annual revenues of approximately $1.2 billion. These hospitals are located in five regions: Salt Lake City, UT; Phoenix, AZ; Las Vegas, NV; Tampa-St. Petersburg, FL; and four cities in Texas, including San Antonio. IASIS Healthcare(R) also owns and operates a behavioral health center in Phoenix and has an ownership interest in three ambulatory surgery centers. In addition, the Company owns and operates a Medicaid managed health plan in Phoenix that serves over 92,000 members. For more information on IASIS Healthcare(R) Corporation, please visit the Company's website at www.iasishealthcare.com.

This press release contains statements regarding beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Factors that could cause results to differ are described in filings made from time to time by IASIS with the Securities and Exchange Commission. IASIS takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.


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